CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2015 (March 10, 2016, as to the disclosure of the approximate distribution of Base USAP online revenue by product type for fiscal years 2014 and 2013 included in Note 15 - Segment Information), relating to the consolidated financial statements of U.S. Auto Parts Network Inc. for the fiscal years ended January 3, 2015, and December 28, 2013, appearing in the Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. for the fiscal year ended January 2, 2016.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA
March 10, 2016